UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2015

EUREKA FINANCIAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54238	27-3671639
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3455 Forbes Avenue, Pittsburgh, Pennsylvania 15213

(Address of principal executive offices) (Zip Code)

(412) 681-8400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 3, 2015, Eureka Financial Corp., a Maryland corporation (the “Company”), and NexTier, Inc., a Delaware corporation (“NexTier”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which NexTier will acquire the Company and its wholly-owned bank subsidiary, Eureka Bank (the “Bank”).

Under the terms of the Merger Agreement, NexTier will acquire all of the Company’s outstanding common stock at a price of $28.50 per share in cash, resulting in a valuation of the acquisition of approximately $35 million. Each outstanding option to acquire shares of Company common stock will be canceled in exchange for a cash payment equal to the difference, if any, between $28.50 and the exercise price of the option. If the exercise price of an option exceeds $28.50, then such option will be cancelled without any payment. In addition, unvested shares of Company restricted stock will vest in full upon the merger.

Following the merger of NexTier and the Company, the Bank will merge with and into NexTier’s wholly owned subsidiary, NexTier Bank, pursuant to a bank merger agreement with NexTier Bank being the surviving institution and the Bank’s branch offices will become branches of NexTier Bank.

The Merger Agreement contains customary representations and warranties from the Company and NexTier, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of the Company’s businesses during the interim period between the execution of the Merger Agreement and the closing of the merger, (2) the Company’s obligations to facilitate its stockholders’ consideration of, and voting upon, the Merger Agreement and the merger, (3) the recommendation by the Board of Directors of the Company in favor of approval of the Merger Agreement and the merger by its stockholders, and (4) the Company’s non-solicitation obligations relating to alternative business combination transactions.

Consummation of the merger is subject to certain conditions, including, among others, approval of the merger by the Company’s stockholders, the receipt of all required regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Merger Agreement, and the absence of any injunctions or other legal restraints.

The Merger Agreement contains termination rights which may be exercised by the Company or NexTier in specific circumstances, such as the following: required regulatory approval has been denied by final, non-appealable action of a governmental entity; the parties are unable to complete the Merger by June 30, 2016; the other party has committed a breach of a representation, warranty or covenant which would prevent a closing condition from being satisfied and the breach is not or cannot be cured within 30 days; or the Company’s stockholders failed to approve the Merger. In addition, the Company may terminate the Merger Agreement to enter into an alternative business combination transaction pursuant to a “superior proposal,” as defined by the Merger Agreement. If the Merger Agreement is terminated under certain circumstances, the Company will be required to pay NexTier a termination fee of $1.4 million. In addition, if the Company terminates the Merger Agreement due to NexTier’s failure to obtain regulatory approval of the merger, NexTier will be required to reimburse the Company’s expenses, up to $350,000, incurred in connection with the transactions contemplated by the Merger Agreement.

In connection with the execution of the Merger Agreement, all of the directors and certain executive officers of the Company entered into voting agreements with NexTier pursuant to which such individuals, in their capacities as stockholders, have agreed, among other things, to vote their respective shares of Company common stock in favor of the approval of the Merger Agreement and the transactions contemplated thereby.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the merger, unless otherwise specified in the Merger Agreement, and (2) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company, NexTier or their respective affiliates or their respective businesses.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 3, 2015, the Board of Directors of the Company amended the Company’s Bylaws to include Article VI, Section 4 to provide for an exclusive forum for certain disputes. A copy of the amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Description

2.1	Agreement and Plan of Merger, dated September 3, 2015, by and between NexTier, Inc. and Eureka Financial Corp.*

3.1	Amendment to Bylaws of Eureka Financial Corp.

*	Eureka Financial Corp. has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. Eureka Financial Corp. will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 3, 2015	By:	/s/ Edward F. Seserko
Edward F. Seserko
President and Chief Executive Officer